Exhibit 2.2

FIRST AMENDMENT TO SHARE PURCHASE AGREEMENT
This FIRST AMENDMENT TO SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of August 29, 2025, is made and entered into by and among Leggett & Platt, Incorporated, a Missouri corporation (the “Seller”), Flow UK Holdco, Limited, a corporation organized under the Laws of England and Wales (“UK Bidco”), Flow Intermediate II, LLC, a Delaware limited liability company (“US Bidco”), Flow France Holdings SAS, a société par actions simplifiee organized under the Laws of France (“France Bidco” and collectively with US Bidco and UK Bidco, the “Purchaser Entities”, and the Purchaser Entities collectively with the Seller, the “Parties”). Capitalized terms used and not otherwise defined herein have the meanings specified in the Purchase Agreement (as defined below).

WHEREAS, The Parties are parties to that certain Share Purchase Agreement, dated as of April 2, 2025 (as amended, restated, supplemented or otherwise modified from time to time, including pursuant to this Agreement, the “Purchase Agreement”), pursuant to which Seller has agreed to sell, convey, transfer, assign and deliver, and cause certain of its subsidiaries to sell, convey, transfer, assign and deliver, to the Purchaser Entities, and Purchaser has agreed to purchase from Seller and its subsidiaries, the Transferred Company Shares, upon the terms and subject to the conditions set forth therein; and

WHEREAS, pursuant to Section 12.10 of the Purchase Agreement, the Parties have agreed to amend the Purchase Agreement pursuant to this Agreement, on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Defined Terms.
(a)The term “Adjustment Measurement Time,” as defined in Section 1.01 of the Purchase Agreement, is hereby amended and restated in its entirety as follows, and each reference to the term “Adjustment Measurement Time” in the Purchase Agreement shall be a reference to such term as amended hereby:
“‘Adjustment Measurement Time’ means 11:59 P.M. in the relevant jurisdiction on the day of the Closing Date.”
(b)The following defined term shall be added to Section 1.01 of the Purchase Agreement:
“’Leakage’ means: (i) any dividend or distribution (including by way of setoff against claims or in kind) of profits or assets or any other payment of any nature (whether in cash or in kind) that has been paid, declared or made by any Target Group Entity to or for the benefit of any Purchaser Entity or any of their Affiliates (other than another Target Group Entity); (ii) any redemption, repurchase, repayment or return of any Equity Interest of a Target Group Entity or any return of capital (whether by reduction of capital or otherwise and whether in cash or in kind); and (iii) any assumption, incurrence or discharge (or any guarantee, indemnity or security given in respect thereof) by any Target Group Entity for the benefit of any Purchaser Entity or any of their Affiliates (other than another Target Group Entity).”

2.Certain Covenants. The following shall be added as a new Section 6.25 to the Purchase Agreement:
“No Leakage.
(a)During the period from the Closing until the Adjustment Measurement Time, the Purchaser Entities shall take commercially reasonable efforts to ensure, and shall cause the Target Group Entities to take commercially reasonable efforts to ensure, that no Leakage occurs.
(b)During the period from the Closing until the Adjustment Measurement Time, neither the Purchaser Entities nor the Target Group Entities shall intentionally take any action related to the management of Cash or Working Capital of the Target Group Entities that is outside of the Ordinary Course of Business.”
3.Miscellaneous Provisions. Sections 12.01 (Waiver), 12.02 (Expenses), 12.03 (Notices),
12.04 (Headings), 12.05 (Severability), 12.06 (Entire Agreement), 12.07 (Electronic Delivery), 12.08 (Assignment), 12.09 (No Third-Party Beneficiaries), 12.10 (Amendment), 12.11 (Governing Law; Submission to Jurisdiction), 12.12 (Counterparts), 12.13 (Waiver of Jury Trial), 12.14 (Enforcement), 12.16 (No Presumption), 12.17 (Interpretation) of the Purchase Agreement are hereby incorporated by reference, mutatis mutandis.
4.Full Force and Effect. Each of the Parties confirms that this Agreement is intended to be a part of, and will serve as a valid, written amendment to, the Purchase Agreement. Except as otherwise expressly set forth in this Agreement, this Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Purchase Agreement, which are hereby ratified and affirmed in all respects and shall continue in full force and effect, and this Agreement will not operate as an extension or waiver by the parties to the Purchase Agreement of any other condition, covenant, obligation, right, power or privilege under the Purchase Agreement.
[Signature Page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

LEGGETT & PLATT, INCORPORATED

by	/s/ Ryan Kleiboeker
Name: Ryan Kleiboeker
Title: Executive Vice President – Chief Strategic Planning Officer

FLOW UK HOLDCO, LIMITED

by	/s/ Gabriel Yuen
Name: Gabriel Yuen
Title: Authorized Signatory

FLOW INTERMEDIATE II, LLC

by	/s/ Gabriel Yuen
Name: Gabriel Yuen
Title: Treasurer and Secretary

FLOW FRANCE HOLDINGS SAS By: Flow Non-US Holdco, Inc.

by	/s/ Gabriel Yuen
Name: Gabriel Yuen
Title: Treasurer and Secretary

[Signature Page to First Amendment to Share Purchase Agreement]